Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

ARMSTRONG WORLD INDUSTRIES, INC.

AND

ARMSTRONG FLOORING, INC.

DATED AS OF APRIL 1, 2016

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Interpretation	7

Article II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01	General Principles	8
Section 2.02	Service Credit	9
Section 2.03	Benefit Plans	10
Section 2.04	Individual Agreements	11
Section 2.05	Collective Bargaining	11
Section 2.06	Non-U.S. Jurisdictions	12

Article III

ASSIGNMENT OF EMPLOYEES

Section 3.01	Active Employees	12
Section 3.02	Global No-Hire and Non-Solicitation	13

Article IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01	Generally	14
Section 4.02	Equity Incentive Awards	14
Section 4.03	Non-Equity Incentive Plans	17
Section 4.04	Director Compensation	18

Article V

U.S. QUALIFIED RETIREMENT PLANS

Section 5.01	AFI U.S. Pension Plan	19
Section 5.02	AFI U.S. Savings Plan	21

i

ii

Section 9.18	Interpretation	32
Section 9.19	Limitations of Liability	33
Section 9.20	Mutual Drafting	33

iii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of April 1, 2016 (this “Agreement”), is by and between Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Flooring, Inc., a Delaware corporation (“AFI”).

R E C I T A L S:

WHEREAS, the board of directors of AWI (the “AWI Board”) has determined that it is in the best interests of AWI and its shareholders to create a new publicly traded company that shall operate the AFI Business;

WHEREAS, in furtherance of the foregoing, the AWI Board has determined that it is appropriate and desirable to separate the AFI Business from the AWI Business (the “Separation”) and, following the Separation, distribute, on a pro rata basis to holders of AWI Shares on the Record Date, all the outstanding AFI Shares owned by AWI (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, AWI and AFI have entered into a Separation and Distribution Agreement, dated as of April 1, 2016 (the “Separation and Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Separation and Distribution Agreement.

“Action” shall have the meaning set forth in the Separation and Distribution Agreement.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI” shall have the meaning set forth in the preamble to this Agreement.

“AFI Awards” shall mean AFI Options and AFI Stock Unit Awards, collectively.

“AFI Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the AFI Group as of or after the Effective Time.

“AFI Board” shall mean the Board of Directors of AFI.

“AFI Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI Designees” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI Equity Plan” shall mean the AFI 2016 Equity Incentive Plan.

“AFI Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI Group Defined Benefit Plan Participants” shall mean any AFI Group Employee who has accrued a benefit under the AWI Pension Plan and any Former AFI Group Employee who qualified to retire on or after October 1, 2006 under the retirement provisions of the AWI Pension Plan from a currently operating AFP site (operating as of the Effective Time) and any alternate payees of this group. This group shall exclude the following individuals: 1) any Former AFI Group Employee who did not qualify to retire on or after October 1, 2006 under the retirement provisions of the AWI Pension Plan from a currently operating AFP site (operating as of the Effective Time), and 2) any beneficiaries of Former AFI Group Employee who qualified to retire on or after October 1, 2006 under the retirement provisions of the AWI Pension Plan from a currently operating AFP site (operating as of the Effective Time) who are receiving pension payments from the AWI Pension Plan due to the death of the Former AFI Group Employee.

“AFI Group Employee” shall mean any individual who is intended to be an employee of the AFI Group as of the Effective Time as evidenced by written notice provided to such individual or by designation in the HRIS system of record (SAP or otherwise) of AWI in an organization or cost center code of the AFI Group (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the AWI Human Resources department or otherwise taken in accordance with applicable Law).

“AFI HSA” shall have the meaning set forth in Section 7.01(b).

“AFI Liability” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI Nonqualified Deferred Compensation Plan” shall mean the U.S. AFI Nonqualified Deferred Compensation Plan.

“AFI Nonqualified Defined Benefit Plan” shall mean the U.S. Retirement Benefit Equity Plan of Armstrong Flooring, Inc.

“AFI Option” shall mean an option to purchase AFI Shares granted by AFI pursuant to the AFI Equity Plan in accordance with Section 4.02(a).

“AFI Pension Plan” shall mean the U.S. Retirement Income Plan for Employees of Armstrong Flooring, Inc.

“AFI Pension Trust” shall have the meaning set forth in Section 5.01(a).

“AFI Ratio” shall mean a ratio, the numerator of which is the closing price of AWI Shares trading on the “regular way with due bills attached” basis for the Distribution Date, and the denominator of which is the opening price of AFI Shares trading on the “regular way” basis for the first trading day following the Distribution Date.

“AFI Savings Plan” shall mean the U.S. Armstrong Flooring, Inc. 401(k) Savings Plan.

“AFI Severance Pay Plan” shall mean the severance pay plan to be established by AFI in accordance with Section 7.04.

“AFI Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“AFI Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained or contributed to by any member of the AFI Group for the benefit of AFI Group Employees and Former AFI Group Employees.

“Agreement” shall have the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.17.

“Ancillary Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“AWI” shall have the meaning set forth in the preamble to this Agreement.

“AWI Awards” shall mean AWI Options and AWI Stock Unit Awards, collectively.

“AWI Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by AWI or any of its Subsidiaries immediately prior to the Effective Time, excluding any AFI Benefit Plan.

“AWI Board” shall have the meaning set forth in the recitals to this Agreement.

“AWI Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“AWI Compensation Committee” shall mean the Management Development and Compensation Committee of the AWI Board.

“AWI Equity Plan” shall mean any equity compensation plan sponsored or maintained by AWI immediately prior to the Effective Time, including the 2011 Long-Term Incentive Plan, the 2008 Directors Stock Unit Plan, as amended, the 2006 Phantom Stock Unit Plan, as amended, and the 2006 Long-Term Incentive Plan, as amended.

“AWI Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“AWI Group Defined Benefit Plan Participant” shall mean any Employee or Former Employee who has accrued a benefit under the AWI Pension Plan excluding all AFI Group Defined Benefit Plan Participants.

“AWI Group Employee” shall mean each individual who is employed by the AWI Group as of the Effective Time and who is not a AFI Group Employee (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the AWI Human Resources department or otherwise taken in accordance with applicable Law).

“AWI HSA” shall have the meaning set forth in Section 7.01(b).

“AWI Liability” shall have the meaning set forth in the Separation and Distribution Agreement.

“AWI Non-Equity Incentive Plans” shall mean the Management Achievement Plan and the Salaried Employee Bonus Plan as in effect immediately prior to the Effective Time.

“AWI Nonqualified Deferred Compensation Plan” shall mean the U.S. Armstrong Nonqualified Deferred Compensation Plan.

“AWI Nonqualified Defined Benefit Plan” shall mean the U.S. Retirement Benefit Equity Plan.

“AWI Option” shall mean an option to purchase AWI Shares granted pursuant to an AWI Equity Plan that is outstanding as of immediately prior to the Effective Time.

“AWI Pension Plan” shall mean the U.S. Retirement Income Plan for Employees of Armstrong World Industries, Inc.

“AWI Pension Trust” shall mean the U.S. Retirement Master Trust.

“AWI Ratio” shall mean a ratio, the numerator of which is the closing price of AWI Shares trading on the “regular way with due bills attached” basis for the Distribution Date, and the denominator of which is the opening price of AWI Shares trading on the “regular way” basis for the first trading day following the Distribution Date.

“AWI Savings Plan” shall mean the U.S. Savings and Investment Plan of Armstrong World Industries, Inc.

“AWI Severance Pay Plan” shall mean the U.S. Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc.

“AWI Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“AWI Stock Unit Award” shall mean a time-based restricted stock unit award or performance-based restricted stock unit award granted pursuant to an AWI Equity Plan that is outstanding as of immediately prior to the Effective Time.

“AWI Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained or contributed to by AWI or any of its Subsidiaries for the benefit of Employees or Former Employees, including but not limited to each Welfare Plan listed on Schedule 1.01(c) but excluding any AFI Welfare Plan.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” shall mean the Distribution Effective Time as defined in the Separation and Distribution Agreement.

“Employee” shall mean any AWI Group Employee or AFI Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” shall have the meaning set forth in Section 3.01(e).

“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Former AFI Group Employee” shall mean any individual who is a former employee of AWI or any of its former Subsidiaries or Subsidiaries as of the Effective Time, in each case, whose most recent employment with AWI was with a member of the AFI Group and who is designated as such in the HRIS system of record (SAP or otherwise) of AWI in an organization or cost center code of the AFI Group as of the individual’s last date of employment.

“Former AWI Group Employee” shall mean any individual who is a former employee of the AWI Group as of the Effective Time and who is not a Former AFI Group Employee.

“Former Employees” shall mean Former AWI Group Employees and Former AFI Group Employees.

“FUTA” shall have the meaning set forth in Section 3.01(e).

“General Continuation Period” shall mean a period of time commencing as of the Distribution Date and ending on December 31, 2016.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (iv) other agreement containing restrictive covenants (including confidentiality, non–competition and non–solicitation provisions) between a member of the AWI Group and a AFI Group Employee, as in effect immediately prior to the Effective Time.

“IRS” shall mean the United States Department of Treasury Internal Revenue Service.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Party” shall mean a party to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Distribution AWI Awards” shall mean the Post-Distribution AWI Options and Post-Distribution AWI Stock Unit Awards, collectively.

“Post-Distribution AWI Option” shall have the meaning set forth in Section 4.02(a).

“Post-Distribution AWI Stock Unit Award” shall have the meaning set forth in Section 4.02(b).

“Providing Party” shall have the meaning set forth in Section 2.02(b).

“QDRO” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Requesting Party” shall have the meaning set forth in Section 2.02(b).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals to this Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Transferred Account Balances” shall have the meaning set forth in Section 7.01(c).

“Transferred Director” shall have the meaning set forth in Section 4.04(a).

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or cashable credits.

Section 1.02 Interpretation. Section 10.16 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01 General Principles.

(a) Acceptance and Assumption of AFI Liabilities. On or prior to the Effective Time, but in any case prior to the Distribution, AFI and the applicable AFI Designees shall accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a AFI Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by AWI’s or AFI’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the AWI Group or the AFI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AWI Group or the AFI Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) except as set forth on Schedule 2.4(b) of the Separation and Distribution Agreement, any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any AFI Group Employees and Former AFI Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any AFI Group Employees or Former AFI Group Employees in connection with any Benefit Plan not retained or assumed by any member of the AWI Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any and all Liabilities expressly assumed or retained by any member of the AFI Group pursuant to this Agreement.

(b) Acceptance and Assumption of AWI Liabilities. On or prior to the Effective Time, but in any case prior to the Distribution, AWI and certain members of the AWI Group designated by AWI shall accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities held by AFI or any AFI Designee and AWI and the applicable members of the AWI Group shall be responsible for such Liabilities in accordance with their respective terms (each of which shall be considered an AWI Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by

AWI’s or AFI’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the AWI Group or the AFI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AWI Group or the AFI Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any AWI Group Employees and Former AWI Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any AWI Group Employees or Former AWI Group Employees in connection with any Benefit Plan not retained or assumed by any member of the AFI Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any and all Liabilities expressly assumed or retained by any member of the AWI Group pursuant to this Agreement or Schedule 2.4(b) of the Separation and Distribution Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02 Service Credit.

(a) Service for Eligibility, Vesting and Benefit Purposes . The AFI Benefit Plans shall, and AFI shall cause each member of the AFI Group to, recognize each AFI Group Employee’s and each Former AFI Group Employee’s full service with AWI or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was credited by AWI for similar purposes prior to the Effective Time as if such full service had been performed for a member of the AFI Group, for purposes of eligibility, vesting and determination of level of benefits under any such AFI Benefit Plan.

(b) Evidence of Prior Service. Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.02 and applicable Law, upon reasonable request by either Party (the “Requesting Party”), the other Party (the “Providing Party”) will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation and membership of former Employees of the Providing Party who are then Employees of the Requesting Party, and will cooperate with the Requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any such Employee.

Section 2.03 Benefit Plans.

(a) Establishment of Plans. Before the Effective Time, AFI shall, or shall cause an applicable member of the AFI Group to, adopt Benefit Plans (and related trusts, if applicable), with terms comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding AWI Benefit Plans. The U.S. AWI Benefit Plans are listed on Schedule 2.03(a). AFI may limit participation in any such AFI Benefit Plan to AFI Group Employees and Former AFI Group Employees who participated in the corresponding AWI Benefit Plan immediately prior to the Effective Time. AFI shall, or shall cause an applicable member of the AFI Group to, adopt such other Benefit Plans as specified in this Agreement.

(b) Information and Operation. AWI shall provide AFI with information describing each AWI Benefit Plan election made by a AFI Group Employee or Former AFI Group Employee that may have application to AFI Benefit Plans from and after the Effective Time, and AFI shall use its commercially reasonable efforts to administer the AFI Benefit Plans using those elections. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(c) No Diminution of Benefits. Except as provided herein, during the General Continuation Period, AFI shall provide to each AFI Group Employee and Former AFI Group Employee employee benefits under AFI Benefit Plans that, in the aggregate, are substantially similar to the employee benefits provided to such employees immediately prior to the Effective Time. Notwithstanding the foregoing, during such period, AFI may make such changes, modifications or amendments to the applicable AFI Benefit Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation.

(d) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any AFI Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding AWI Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the AWI Group. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program or arrangement sponsored or maintained by a member of the AWI Group or member of the AFI Group on the part of any Employee or Former Employee.

(e) No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by AWI and AFI, as required by applicable Law, or as explicitly set forth in a AFI Benefit Plan, a AFI Group Employee or Former AFI Group Employee shall be entitled to participate in the AFI Benefit Plans at the

Effective Time only to the extent that such AFI Group Employee or Former AFI Group Employee was entitled to participate in the corresponding AWI Benefit Plan as in effect immediately prior to the Effective Time (to the extent that such AFI Group Employee or Former AFI Group Employee does not participate in the respective AFI Benefit Plan immediately prior to the Effective Time), it being understood that this Agreement does not expand (i) the number of AFI Group Employees or Former AFI Group Employees entitled to participate in any AFI Benefit Plan or (ii) the participation rights of AFI Group Employees or Former AFI Group Employees in any AFI Benefit Plans beyond the rights of such AFI Group Employees or Former AFI Group Employees under the corresponding AWI Benefit Plans, in each case, after the Effective Time.

(f) Transition Services. The Parties acknowledge that the AWI Group or the AFI Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(g) Beneficiaries. References to AWI Group Employees, Former AWI Group Employees, AFI Group Employees, Former AFI Group Employees, and non-employee directors of either AWI or AFI (including Transferred Directors), shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.04 Individual Agreements.

(a) Assignment by AWI. To the extent necessary, AWI shall assign, or cause an applicable member of the AWI Group to assign, to AFI or another member of the AFI Group, as designated by AFI, all Individual Agreements, with such assignment to be effective as of the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the AFI Group shall be considered to be a successor to each member of the AWI Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the AFI Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the AFI Group; provided, further, that in no event shall AWI be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a AFI Group Employee or Former AFI Group Employee for action taken in such individual’s capacity as a AFI Group Employee or Former AFI Group Employee.

(b) Assumption by AFI. Effective as of the Effective Time, AFI will assume and honor, or will cause a member of the AFI Group to assume and honor, any individual agreement to which any AFI Group Employee or Former AFI Group Employee is a party with any member of the AWI Group, including any Individual Agreement.

Section 2.05 Collective Bargaining. Effective no later than immediately prior to the Effective Time, to the extent necessary, AFI shall cause the appropriate member of the AFI

Group to (a) assume all collective bargaining agreements (including any national, sector or local collective bargaining agreement) that cover AFI Group Employees or Former AFI Group Employees, including those bargaining agreements listed on Schedule 2.05, and the Liabilities arising under any such collective bargaining agreements, and (b) join any industrial, employer or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply.

Section 2.06 Non-U.S. Jurisdictions. Except as expressly set forth herein, the provisions of this Agreement shall apply in respect of all jurisdictions wherever situated; provided, however, that to the extent an Ancillary Agreement or an appendix attached hereto or a separation agreement between the Parties addresses employment, compensation and employee benefit matters, the terms of such Ancillary Agreement, appendix or separation agreement shall govern in respect of matters relating to employees employed in the applicable jurisdiction. AWI shall have the authority to adjust the treatment described in this Agreement (including any appendix attached hereto) or an Ancillary Agreement with respect to AFI Group Employees who are located outside of the United States in order to address different plans or benefits not addressed herein or to address applicable plans and benefits in a manner appropriate to the jurisdiction; ensure compliance with the applicable laws or regulations of countries outside of the United States; or to preserve the tax benefits provided under local tax law or regulation before the Distribution.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01 Active Employees.

(a) Assignment and Transfer of Employees. Effective no later than immediately prior to the Effective Time and except as otherwise agreed by the Parties, (i) the applicable member of the AWI Group shall have taken such actions as are necessary to ensure that each AFI Group Employee is employed by a member of the AFI Group as of immediately after the Effective Time, and (ii) the applicable member of the AWI Group shall have taken such actions as are necessary to ensure that each AWI Group Employee is employed by a member of the AWI Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the AWI Group or any member of the AFI Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c) Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any AFI Group Employee or AWI Group Employee to severance payments or benefits.

(d) Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the AWI Group or member of the AFI Group.

(e) U.S. Payroll and Related Taxes. With respect to any AFI Group Employee or group of AFI Group Employees, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat AFI (or the applicable member of the AFI Group) as a “successor employer” and AWI (or the applicable member of the AWI Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such AFI Group Employee for the tax year during which the Effective Time occurs, and (iii) use commercially reasonably efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that AFI (or the applicable member of the AFI Group) cannot be treated as a “successor employer” to AWI (or the applicable member of the AWI Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any AFI Group Employee or group of AFI Group Employees, (x) with respect to the portion of the tax year commencing on January 1, 2016 and ending on the Distribution Date, AWI will (A) be responsible for all payroll obligations, tax withholding and reporting obligations for such AFI Group Employees and (B) furnish a Form W-2 or similar earnings statement to all such AFI Group Employees for such period, and (y) with respect to the remaining portion of such tax year, AFI will (A) be responsible for all payroll obligations, tax withholding and reporting obligations regarding such AFI Group Employees and (B) furnish a Form W-2 or similar earnings statement to all such AFI Group Employees.

Section 3.02 Global No-Hire and Non-Solicitation. Each Party agrees that, for a period of eighteen (18) months from the Distribution Date, such Party shall not hire or solicit for employment, or solicit and enter into in any contractual arrangement for consulting or other professional services, any individual who is an AWI Group Employee, in the case of AFI, or a AFI Group Employee, in the case of AWI; provided, however, that, without limiting the generality of the foregoing prohibition on solicitation and hiring Employees of the other Party, this Section 3.02 shall not prohibit (a) generalized solicitations that are not directed to specific Persons or Employees of the other Party, (b) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party, or (c) the solicitation and hiring of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under clause (a) above, in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the senior Human Resources executive of the Party that employs the Person who is to be solicited and/or hired. Except as provided in clause (b) above with respect to involuntary terminations, without regard to the use of the term “Employee” or “employs,” the restrictions under this Section 3.02 shall be applicable to (i) AWI Group Employees whose employment terminates sixty (60) days prior to the Distribution Date or after the Distribution Date, and (ii) AFI Group Employees whose employment terminates sixty (60) days prior to the Distribution Date or after the Distribution Date, in each case, until the date that is six months after such Employee’s last date of employment with AWI or AFI, as applicable. For the avoidance of doubt, the restrictions under this Section 3.02 shall not apply to (i) Former Employees whose most recent employment with AWI and its Subsidiaries was involuntarily terminated prior to the Distribution Date, (ii) those Employees to be included on a list of employees to be agreed to be the Parties who provide payroll transition services to AWI pursuant to the Transition Services Agreement or (iii) Former Employees whose termination with AWI and its Subsidiaries occurred as a result of voluntary retirement prior to January 1, 2016.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01 Generally. Each AWI Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, that, effective immediately prior to the Effective Time, the AWI Compensation Committee may provide for different adjustments with respect to some or all AWI Awards to the extent that the AWI Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the AWI Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the AFI Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02 Equity Incentive Awards.

(a) Stock Options.

(i) AWI Options. Each AWI Option that is outstanding immediately prior to the Effective Time and that is held by an AWI Group Employee or a Former AWI Group Employee shall be adjusted immediately following the close of market on the Distribution Date (and shall thereafter be referred to as a “Post-Distribution AWI Option”) as follows:

(A) The number of AWI Shares subject to each Post-Distribution AWI Option shall be equal to the product (rounded down to the nearest whole share) of (A) the number of AWI Shares subject to the corresponding AWI Option immediately prior to the Distribution Date and (B) the AWI Ratio.

(B) The exercise price per share for each Post-Distribution AWI Option shall be equal to (rounded up to the nearest whole cent) (A) the exercise price of the corresponding AWI Option immediately prior to the Distribution Date divided by (B) the AWI Ratio.

(C) Except as set forth in Section 4.02(c), each Post-Distribution AWI Option shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding AWI Option.

(ii) AFI Options. Each AWI Option that is outstanding immediately prior to the Effective Time and that is held by a AFI Group Employee or a Former AFI Group Employee shall, effective immediately following the close of market on the Distribution Date, be cancelled and immediately replaced with an option to purchase AFI Shares (a “AFI Option”) as follows:

(A) The number of AFI Shares subject to each AFI Option shall be equal to the product (rounded down to the nearest whole share) of (A) the number of AWI Shares subject to the corresponding AWI Option immediately prior to the Distribution Date and (B) the AFI Ratio.

(B) The per share exercise price for each AFI Option shall be equal to (rounded up to the nearest whole cent) (A) the exercise price of the corresponding AWI Option immediately prior to the Distribution Date divided by (B) the AFI Ratio.

(C) Except as set forth in Section 4.02(c), each AFI Option shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding AWI Option. With respect to each AFI Option, AFI shall give each AFI Group Employee, Former AFI Group Employee and Transferred Director full vesting service credit for such individual’s service with AWI or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding AWI Option immediately prior to the Distribution Date.

(b) Time-Based and Performance-Based Restricted Stock Units.

(i) AWI RSUs. Each AWI Stock Unit Award that is outstanding immediately prior to the Effective Time and that is held by an AWI Group Employee, a Former AWI Group Employee or a member of the AWI Board other than a Transferred Director shall be adjusted immediately following the close of market on the Distribution Date (and shall thereafter be referred to as a “Post-Distribution AWI Stock Unit Award”) as follows:

(A) The number of AWI Shares subject to each Post-Distribution AWI Stock Unit Award shall be equal to the product (rounded down to the nearest whole share) of (A) the number of AWI Shares subject to corresponding AWI Stock Unit Award immediately prior to the Distribution Date and (B) the AWI Ratio;

(B) Each Post-Distribution AWI Stock Unit Award shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding AWI Stock Unit Award.

(C) Each outstanding performance-based Post-Distribution AWI Stock Unit Award (the performance period of which commenced January 1, 2014 and ends December 31, 2016) shall vest and be paid at fifty percent (50%) of target subject to the AWI Group Employee’s continued service through December 31, 2016.

(ii) AFI RSUs. Each AWI Stock Unit Award that is outstanding immediately prior to the Effective Time and that is held by a AFI Group Employee, a Former AFI Group Employee or a Transferred Director shall, immediately following the close of market on the Distribution Date, be cancelled and immediately replaced with a time-based restricted stock unit award or performance-based restricted stock unit award with respect to AFI Shares (a “AFI Stock Unit Award”) as follows:

(A) The number of AFI Shares subject to each AFI Stock Unit Award shall be equal to the product (rounded down to the nearest whole share) of (A) the number of AWI Shares subject to the corresponding AWI Stock Unit Award immediately prior to the Distribution Date and (B) the AFI Ratio.

(B) Each AFI Stock Unit Award shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Distribution Date for the corresponding AWI Stock Unit Award. With respect to each AFI Stock Unit Award, AFI shall give each AFI Group Employee, Former AFI Group Employee and Transferred Director full vesting service credit for such individual’s service with AWI or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding AWI Stock Unit Award immediately prior to the Distribution Date.

(C) Each outstanding performance-based AFI Stock Unit Award (the performance period of which commenced January 1, 2014 and ends December 31, 2016) shall vest and be paid at fifty percent (50%) of target subject to the AFI Group Employee’s continued service through December 31, 2016.

(c) Miscellaneous Award Terms. All of the foregoing adjustments shall be effected in accordance with Sections 424 and 409A of the Code. None of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any Post-Distribution AWI Award or any AFI Award. After the Effective Time, for each award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or AWI Equity Plan applicable to such award (A)

with respect to Post-Distribution AWI Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or AWI Equity Plan, and (B) with respect to AFI Awards, shall be deemed to refer to a “Change in Control” as defined in the AFI Equity Plan.

(d) Equity Plan Restrictive Covenants. Without limiting the generality of Section 2.04(a), effective as of the Effective Time, to the extent permitted under applicable Law, each member of the AFI Group shall be considered to be a successor to each member of the AWI Group for purposes of, and a third-party beneficiary with respect to, the restrictive covenants (including non-competition covenants) contained in the AWI Equity Plans and award agreements thereunder (only to the extent that such agreements are not assigned to AFI in accordance with Section 2.04), such that each member of the AFI Group shall enjoy all of the rights and benefits under such arrangements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the AFI Group; provided, that from and after the Distribution Date, in no event shall AWI or any member of the AWI Group be permitted to enforce any restrictive covenant (including non-competition covenants) in the AWI Equity Plan or any award agreement thereunder against a AFI Group Employee or Former AFI Group Employee for action taken in such individual’s capacity as a AFI Group Employee or Former AFI Group Employee.

(e) Registration and Other Regulatory Requirements. AFI agrees to file applicable registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the AFI Shares authorized for issuance under the AFI Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any AFI Shares pursuant to the AFI Equity Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(e), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions. AWI agrees to facilitate the adoption and approval of the AFI Equity Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

Section 4.03 Non-Equity Incentive Plans.

(a) Corporate Bonus Plans. AWI shall establish bonus award opportunities for Employees participating in the AWI Non-Equity Incentive Plans with a Performance Period commencing as of January 1, 2016 and ending as of December 31, 2016. Such awards shall be paid in 2017 in accordance with normal payroll processes based on the performance of AWI for AWI Group Employees and AFI for AFI Group Employees, which performance shall be measured against respective budgeted 2016 targets approved by the AWI Compensation Committee in accordance with the terms of the AWI Non-Equity Incentive Plans prior to the Distribution; provided that the measurement of performance shall be based on the performance of the relevant business unit as part of a combined business prior to the Distribution and on a separate business unit basis for the remainder of the performance period. The achievement of performance against the targets shall be determined by the compensation committee of the board of directors of each respective business.

(b) Allocation of Liabilities. The AWI Group shall be solely responsible for funding, paying and discharging all obligations relating to the 2016 annual incentive bonus awards under the AWI Non–Equity Incentive Plans or other short-term compensation plan with respect to payments earned before, as of or after the Effective Time by AWI Group Employees or Former AWI Group Employees, and no member of the AFI Group shall have any obligations with respect thereto. The AFI Group shall be solely responsible for funding, paying and discharging all obligations relating to the 2016 annual incentive bonus awards under the AWI Non-Equity Incentive Plans or other short-term incentive compensation plan with respect to payments earned before, as of or after the Effective Time by AFI Group Employees or Former AFI Group Employees, and no member of the AWI Group shall have any obligations with respect thereto.

(c) Transfer of Accruals. As soon as practicable following the Distribution, AWI shall transfer to AFI the AWI Non-Equity Incentive Plan accruals in respect of AFI Group Employees and Former AFI Group Employees for the portion of the 2016 performance period that occurs prior to the Distribution.

Section 4.04 Director Compensation.

(a) Establishment of AFI Outside Directors’ Compensation Plan. Before the Effective Time, AFI shall, as it deems appropriate, establish an outside directors’ compensation program for each AFI non-employee director as of the Effective Time who served on the AWI Board immediately prior to the Effective Time but who will no longer serve on the AWI Board following the Effective Time (a “Transferred Director”). As of the Effective Time, AWI shall cease to have any Liability to any such Transferred Director under the AWI outside directors’ compensation program.

(b) Other Liabilities. Except as provided in Section 4.04(a), AWI shall retain all other Liabilities and Assets relating to AWI non-employee director compensation.

(c) Director Compensation. AWI shall be responsible for the payment of any fees for service on the AWI Board that are earned at, before, or after the Effective Time, and AFI shall not have any responsibility for any such payments. With respect to any AFI non-employee director, AFI shall be responsible for the payment of any fees for service on the AFI Board that are earned at any time after the Effective Time and AWI shall not have any responsibility for any such payments. Notwithstanding the foregoing, AFI shall commence paying quarterly cash retainers to AFI non-employee directors in respect of the quarter in which the Effective Time occurs; provided that (i) if AWI has already paid such quarter’s cash retainers to AWI non-employee directors prior to the Effective Time, then within 30 days after the Distribution Date, AFI will pay AWI an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to AFI after the Distribution Date, and (ii) if AWI has not yet paid such quarter’s cash retainers to AWI non-employee directors prior to the Effective Time, then within 30 days after the Distribution Date, AWI will pay AFI an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to AWI on and prior to the Distribution Date. AWI Awards held by non-employee directors as of immediately prior to the Effective Time shall be treated as described in Section 4.02.

ARTICLE V

U.S. QUALIFIED RETIREMENT PLANS

Section 5.01 AFI U.S. Pension Plan.

(a) Establishment of AFI U.S. Pension Plan. As soon as practicable after the Effective Time and upon receipt by AWI of (i) a copy of the AFI Pension Plan; (ii) a copy of certified resolutions of the AFI Board (or its authorized committee or other delegate) evidencing adoption of the AFI Pension Plan and any related trust(s) (the “AFI Pension Trust”) and the assumption by the AFI Pension Plan of the Liabilities described in Section 5.01(b); and (iii) an opinion of counsel, which counsel and opinion are reasonably satisfactory to AWI, with respect to the qualified status of the AFI Pension Plan under Section 401(a) of the Code and the tax-exempt status of the AFI Pension Trust under Section 501(a) of the Code (the “Pension Transfer Date”), AWI shall direct the trustee of the AWI Pension Trust to transfer assets of the AWI Pension Plan to the AFI Pension Trust in the amounts described in Section 5.01(b).

(b) Assumption of Liabilities; ERISA Section 4044 Transfer.

(i) AWI Pension Plan. As of the Effective Time, AFI shall cause the AFI Pension Plan to assume liabilities under the AWI Pension Plan with respect to AFI Group Defined Benefit Plan Participants, and shall cause the AFI Pension Trust to accept a transfer of assets from the AWI Pension Trust with respect to such assumed liabilities (including assets and liabilities in respect of alternate payees under any QDROs pertaining to such AFI Group Defined Benefit Plan Participants). The AWI Pension Trust shall transfer such assets to the AFI Pension Trust and, upon completion of such asset transfer, the AWI Pension Plan and the AWI Group shall be relieved of such liabilities.

(ii) Transfer of Assets. The amount of assets (whether in cash or kind, as determined by AWI) to be transferred from the AWI Pension Trust to the AFI Pension Trust in respect of the assumption of liabilities by AFI under Section 5.01(b)(i) (the “Pension Transfer Amount”) shall be determined as of the Distribution Date in accordance with, and shall comply with, Section 414(l) of the Code and, Section 4044 of ERISA. The Pension Transfer Amount shall be determined by the actuary for the AWI Pension Plan and shall be (a) the amount which would be allocated to the AFI Group Defined Benefit Plan Participants (and their alternate payees and beneficiaries, if any) if the AWI Pension Plan were terminated on the Distribution Date and assets were allocated to the AFI Group Defined Benefit Plan Participants (and their alternate payees and beneficiaries, if any) in accordance with Section 4044 of ERISA, based on the actuarial assumptions specified under regulations promulgated by the PBGC under Section 4044 of ERISA and, to the extent not so specified, on reasonable actuarial assumptions, as determined by the actuary of the AWI Pension Plan, plus (b) any investment return with respect to such amount stated in clause (a) from the Distribution Date through the Pension Transfer Date, minus (c) any investment losses with respect to such amount stated in clause (a) from the Distribution Date through the Pension Transfer Date, minus (d) the pro rata share of expenses charged to the AWI Pension Trust, including consulting, investment manager, legal and audit fees and costs, associated with such amount stated in clause (a) for the period between the Distribution Date and the Pension Transfer Date, minus (e) the PBGC premium amount with respect to such amount stated in clause (a) for the period between the Distribution Date and the Pension Transfer Date, and minus (f) any benefit payments made from the AWI Pension Trust following the Distribution Date and prior to the Pension Transfer Date in respect of AFI Group Defined Benefit Plan Participants. The entries in the AWI Pension Plan funding standard accounts shall be divided between the AWI Pension Plan and the AFI Pension Plan based on the guidance provided in Revenue Rulings 81-212 and 86-47, to the extent applicable.

(c) AFI Pension Plan Provisions. The AFI Pension Plan shall provide that:

(i) AFI Group Defined Benefit Plan Participants shall (A) be eligible to participate in the AFI Pension Plan as of the Effective Time to the extent that they were eligible to participate in the AWI Pension Plan and accruing pension benefits thereunder as of immediately prior to the Effective Time, and (B) receive credit for vesting, eligibility and benefit service for all service credited for those purposes under the AWI Pension Plan as of the Effective Time as if that service had been rendered to AFI;

(ii) the compensation paid by the AWI Group to a AFI Group Defined Benefit Plan Participant that is recognized under the AWI Pension Plan as of immediately prior to the Effective Time shall be credited and recognized for all applicable purposes under the AFI Pension Plan as though it were compensation from the AFI Group;

(iii) the accrued benefit of each AFI Group Defined Benefit Plan Participants under the AWI Pension Plan as of the Effective Time shall be payable under the AFI Pension Plan at the time and in a form that would have been permitted under the AWI Pension Plan as in effect as of the Effective Time, with employment by the AWI Group before the Effective Time treated as employment by the AFI Group under the AFI Pension Plan for purposes of determining eligibility for optional forms of benefit, early retirement benefits, or other benefit forms;

(iv) the AFI Pension Plan shall assume and honor the terms of all QDROs in effect under the AWI Pension Plan as of immediately prior to the Effective Time with respect to AFI Group Defined Benefit Plan Participants; and

(v) following the Distribution Date, AFI shall fund the AFI Pension Plan to the extent required by applicable Law.

(d) AWI Pension Plan after Effective Time. From and after the Effective Time, (i) the AWI Pension Plan shall continue to be responsible for liabilities in respect of AWI Group Defined Benefit Plan Participants and (ii) no AFI Group Defined Benefit Plan Participants shall accrue any benefits under the AWI Pension Plan. Without limiting the generality of the foregoing, AFI Group Defined Benefit Plan Participants shall cease to be participants in the AWI Pension Plan, effective as of the Effective Time.

(e) Plan Fiduciaries. For all periods after the Effective Time, the Parties agree that the applicable fiduciaries of each of the AWI Pension Plan and the AFI Pension Plan, respectively, shall have the authority with respect to the AWI Pension Plan and the AFI Pension Plan, respectively, to determine the plan investments and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(f) No Loss of Unvested Benefits; No Distributions. The transfer of any AFI Group Defined Benefit Plan Participant’s employment to the AFI Group will not result in the loss of that AFI Group Defined Benefit Plan Participant’s unvested accrued benefits (if any) under the AWI Pension Plan, which benefit liability shall be assumed under the AFI Pension Plan as provided herein. No AFI Group Defined Benefit Plan Participant shall be entitled to a distribution of his or her benefit under the AWI Pension Plan or the AFI Pension Plan as a result of such transfer of employment.

Section 5.02 AFI U.S. Savings Plan.

(a) Establishment of Plan. Before the Effective Time, AFI shall provide AWI with (i) a copy of the AFI Savings Plan; (ii) a copy of certified resolutions of the AFI Board (or its authorized committee or other delegate) evidencing adoption of the AFI Savings Plan and the related trust(s) and the assumption by the AFI Savings Plan of the liabilities described in Section 5.02(b); and (iii) an opinion of counsel, which counsel and opinion are reasonably satisfactory to AWI, with respect to the qualified status of the AFI Savings Plan under Section 401(a) of the Code and the tax-exempt status of its related trust under Section 501(a) of the Code.

(b) Transfer of Account Balances. Not later than 30 days following the Distribution Date (or such later time as mutually agreed by the Parties), AWI shall cause the trustee of the AWI Savings Plan to transfer from the trust(s) which forms a part of the AWI Savings Plan to the trust(s) which forms a part of the AFI Savings Plan the account balances of the AFI Group Employees and Former AFI Group Employees under the AWI Savings Plan, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any asset and liability transfers pursuant to this Section 5.02(b) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code.

(c) AFI Savings Plan Provisions. The AFI Savings Plan shall provide that:

(i) AFI Group Employees and Former AFI Group Employees shall (A) be eligible to participate in the AFI Savings Plan as of the Effective Time to the extent that they were eligible to participate in the AWI Savings Plan as of immediately prior to the Effective Time, and (B) receive credit for purposes of eligibility and vesting for all service credited for those purposes under the AWI Savings Plan as of immediately prior to the Distribution Date as if that service had been rendered to AFI; and

(ii) the account balance of each AFI Group Employee and Former AFI Group Employee under the AWI Savings Plan as of the date of the transfer of assets from the AWI Savings Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the AFI Savings Plan.

(d) AWI Savings Plan after Effective Time. From and after the Effective Time, (i) the AWI Savings Plan shall continue to be responsible for liabilities in respect of AWI Group Employees and Former AWI Group Employees, and (ii) no AFI Group Employees or Former AFI Group Employees shall accrue any benefits under the AWI Savings Plan. Without limiting the generality of the foregoing, AFI Group Employees and Former AFI Group Employees shall cease to be participants in the AWI Savings Plan effective as of the Effective Time.

(e) Plan Fiduciaries. For all periods after the Effective Time, the Parties agree that the applicable fiduciaries of each of the AWI Savings Plan and the AFI Savings Plan, respectively, shall have the authority with respect to the AWI Savings Plan and the AFI Savings Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(f) No Loss of Unvested Benefits; No Distributions. The transfer of any AFI Group Employee’s employment to the AFI Group will not result in loss of that AFI Group Employee’s unvested benefits (if any) under the AWI Savings Plan, which benefit liability will be assumed under the AFI Savings Plan as provided herein. No AFI Group Employee shall be entitled to a distribution of his or her benefit under the AWI Savings Plan or AFI Savings Plan as a result of such transfer of employment.

ARTICLE VI

U.S. NONQUALIFIED PLANS

Section 6.01 AFI Nonqualified Plans.

(a) Transfer of Nonqualified Deferred Compensation Plan Liabilities from AWI. As of the Effective Time, AFI shall, and shall cause the AFI Nonqualified Deferred Compensation Plan to, assume all Liabilities under the AWI Nonqualified Deferred Compensation Plan for the benefit of AFI Group Employees and Former AFI Group Employees and their respective beneficiaries and/or alternate payees, and the AWI Group and the AWI Nonqualified Deferred Compensation Plan shall be relieved of all Liabilities for those benefits. AWI shall retain all Liabilities under the AWI Nonqualified Deferred Compensation Plan for the benefits for AWI Group Employees and Former AWI Group Employees and their respective beneficiaries and/or alternate payees. From and after the Effective Time, AFI Group Employees and Former AFI Group Employees shall cease to be participants in the AWI Nonqualified Deferred Compensation Plan.

(b) Transfer of Nonqualified Defined Benefit Plan Liabilities from AWI

(i) As of the Effective Time, AFI shall, and shall cause the AFI Nonqualified Defined Benefit Plan to, assume a portion of Liabilities under the AWI

Nonqualified Defined Benefit Plan for the benefit of AFI Group Defined Benefit Plan Participants then participating in the AWI Nonqualified Defined Benefit Plan and their respective beneficiaries and/or alternate payees, and the AWI Group and the AWI Nonqualified Defined Benefit Plan shall be relieved of all Liabilities for those benefits. AWI shall retain all Liabilities under the AWI Nonqualified Defined Benefit Plan for the benefit of AWI Group Defined Benefit Plan Participants and Former AWI Group Employees and their respective beneficiaries and/or alternate payees. From and after the Effective Time, AFI Group Defined Benefit Plan Participants shall cease to be participants in the AWI Nonqualified Defined Benefit Plan.

(ii) The AFI Nonqualified Defined Benefit Plan shall provide that:

(A) AFI Group Defined Benefit Plan Participants shall (A) be eligible to participate in the AFI Nonqualified Defined Benefit Plan as of the Effective Time to the extent that they were eligible to participate in the AWI Nonqualified Defined Benefit Plan as of immediately prior to the Effective Time, and (B) receive credit for vesting, eligibility and benefit service for all service credited for those purposes under the AWI Nonqualified Defined Benefit Plan as of the Effective Time as if that service had been rendered to AFI;

(B) the compensation paid by the AWI Group to a AFI Group Defined Benefit Plan Participant that is recognized under the AWI Nonqualified Defined Benefit Plan as of immediately prior to the Effective Time shall be credited and recognized for all applicable purposes under the AFI Nonqualified Defined Benefit Plan as though it were compensation from the AFI Group; and

(C) the accrued benefit of each AFI Group Defined Benefit Plan Participant under the AWI Nonqualified Defined Benefit Plan as of the Effective Time shall be payable under the AFI Nonqualified Defined Benefit Plan at the time and in a form that would have been permitted under the AWI Nonqualified Defined Benefit Plan as in effect as of the Effective Time, with employment by the AWI Group before the Effective Time treated as employment by the AFI Group under the AFI Nonqualified Defined Benefit Plan for purposes of determining eligibility for optional forms of benefit, early retirement benefits, or other benefit forms.

Section 6.02 Retained Nonqualified Plans. The Parties acknowledge that AWI will retain the Deferred Compensation Plan for Marketing Representatives of Thomasville Furniture Industries, Inc., the Armstrong Deferred Compensation Plan and the Directors Retirement Income Plan of AWI, Inc. (collectively, the “Retained Nonqualified Plans”), and AFI will not assume any liabilities in respect of the Retained Nonqualified Plans.

Section 6.03 Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement will trigger a payment or distribution of compensation under any of the

AWI Nonqualified Deferred Compensation Plan, AWI Nonqualified Defined Benefit Plan, Retained Nonqualified Plans, AFI Nonqualified Deferred Compensation Plan or AFI Nonqualified Defined Benefit Plan for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the AWI Nonqualified Deferred Compensation Plan, AWI Nonqualified Defined Benefit Plan, Retained Nonqualified Plans, AFI Nonqualified Deferred Compensation Plan or AFI Nonqualified Defined Benefit Plan will occur upon such participant’s separation from service from the AWI Group or AFI Group or at such other time as provided in the applicable plan or participant’s deferral election.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01 Welfare Plans.

(a) Waiver of Conditions; Benefit Maximums. AFI shall use commercially reasonable efforts to cause the AFI Welfare Plans to:

(i) with respect to initial enrollment as of the Effective Time, waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any AFI Group Employee or Former AFI Group Employee, other than limitations that were in effect with respect to the AFI Group Employee or Former AFI Group Employee under the applicable AWI Welfare Plan as of immediately prior to the Effective Time, and (B) any waiting period limitation or evidence of insurability requirement applicable to a AFI Group Employee or Former AFI Group Employee other than limitations or requirements that were in effect with respect to such AFI Group Employee or Former AFI Group Employee under the applicable AWI Welfare Plans as of immediately prior to the Effective Time; and

(ii) take into account (A) with respect to aggregate annual, lifetime, or similar maximum benefits available under the AFI Welfare Plans, a AFI Group Employee’s or Former AFI Group Employee’s prior claim experience under the AWI Welfare Plans and any Benefit Plan that provides leave benefits; and (B) any eligible expenses incurred by a AFI Group Employee or Former AFI Group Employee and his or her covered dependents during the portion of the plan year of the applicable AWI Welfare Plan ending as of the Effective Time to be taken into account under such AFI Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such AFI Group Employee or Former AFI Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by AWI for similar purposes prior to the Effective Time as if such amounts had been paid in accordance with such AFI Welfare Plan.

(b) U.S. Health Savings Accounts. Before the Effective Time, AFI shall, or shall cause a member of the AFI Group to, establish a AFI Welfare Plan that will provide health savings account benefits to AFI Group Employees on and after the Effective Time (a “AFI HSA”). It is the intention of the Parties that all activity under a AFI Group Employee’s health savings account under an AWI Welfare Plan (a “AWI HSA”) for the year in which the Effective Time occurs be treated instead as activity under the corresponding account under the AFI HSA, such that (i) any period of participation by a AFI Group Employee in an AWI HSA during the year in which the Effective Time occurs will be deemed a period when such AFI Group Employee participated in the corresponding AFI HSA; (ii) all expenses incurred during such period will be deemed incurred while such AFI Group Employee’s coverage was in effect under the corresponding AFI HSA; and (iii) all elections and reimbursements made with respect to such period under the AWI HSA will be deemed to have been made with respect to the corresponding AFI HSA.

(c) U.S. Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that as of the Effective Time any health or dependent care flexible spending accounts of AFI Group Employees (whether positive or negative) (the “Transferred Account Balances”) under AWI Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after the Effective Time, from the AWI Welfare Plans to the corresponding AFI Welfare Plans. Such AFI Welfare Plans shall assume responsibility as of the Effective Time for all outstanding health or dependent care claims under the corresponding AWI Welfare Plans of each AFI Group Employee for the year in which the Effective Time occurs and shall assume and agree to perform the obligations of the corresponding AWI Welfare Plans from and after the Effective Time. As soon as practicable after the Effective Time, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, AFI shall pay AWI the net aggregate amount of the Transferred Account Balances, if such amount is positive, and AWI shall pay AFI the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(d) Allocation of Welfare Assets and Liabilities. Effective as of the Effective Time, the AFI Group shall assume all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of AFI Group Employees or Former AFI Group Employees or their covered dependents under the AWI Welfare Plans or AFI Welfare Plans before, at, or after the Effective Time. No AWI Welfare Plan shall provide coverage to any AFI Group Employee or Former AFI Group Employee after the Effective Time.

(e) Retiree Medical. Former AFI Group Employees and AFI Group Employees who are eligible for retiree medical and/or retiree life insurance under an AWI Welfare Plan immediately before the Effective Time, shall continue to be eligible for retiree medical and/or retiree life insurance through an AFI Welfare Plan immediately after the Effective Time. Former AWI Group Employees and AWI Group Employees who are eligible for retiree medical and/or retiree life insurance under an AWI Welfare Plan immediately before the Effective Time, shall continue to be eligible for retiree medical and/or retiree life insurance through an AWI Welfare Plan immediately after the Effective Time.

Section 7.02 U.S. COBRA and HIPAA. The AWI Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the AWI Welfare Plans with respect to any AWI Group Employees and any Former AWI Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Effective Time. Effective as of the Effective Time, the AFI Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the AFI Welfare Plans with respect to any AFI Group Employees or Former AFI Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the AWI Welfare Plans and/or the AFI Welfare Plans before, as of, or after the Effective Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03 Vacation, Holidays and Leaves of Absence. Effective as of the Effective Time, the AFI Group shall assume all Liabilities of the AWI Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each AFI Group Employee. The AWI Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each AWI Group Employee.

Section 7.04 U.S. Severance Plan. Before the Effective Time, AFI shall, or shall cause another member of the AFI Group to, establish the AFI Severance Pay Plan, which, for one year immediately following the Effective Time, shall have substantially the same terms as of immediately prior to the Effective Time as the AWI Severance Pay Plan. Notwithstanding the foregoing, during such period, AFI may make such changes, modifications or amendments to the AFI Severance Pay Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation, it being understood that any such changes, modifications or amendments shall not result in benefits that are less favorable than those provided under the AWI Severance Pay Plan to the AFI Group Employees who were participants in the AWI Severance Pay Plan immediately prior to the Effective Time. During the one year immediately following the Effective Time, the AFI Group Employees who participated in the AWI Severance Pay Plan immediately prior to the Effective Time shall be eligible to participate in the AFI Severance Pay Plan as of the Effective Time at the same level and to the same extent as they had participated in the AWI Severance Pay Plan as of immediately prior to the Effective Time.

Section 7.05 Severance and Unemployment Compensation. Without limiting the generality of Section 7.04, effective as of the Effective Time, the AFI Group shall assume any and all Liabilities to, or relating to, AFI Group Employees and Former AFI Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time. The AWI Group shall be responsible for any and all Liabilities to, or relating to, AWI Group Employees and Former AWI Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.

Section 7.06 Workers’ Compensation. With respect to claims for workers’ compensation, (a) the AFI Group shall be responsible for claims in respect of AFI Group Employees and Former AFI Group Employees, whether occurring before, at or after the Effective Time, and (b) the AWI Group shall be responsible for all claims in respect of AWI

Group Employees and Former AWI Group Employees, whether occurring before, at or after the Effective Time. The treatment of workers’ compensation claims by AFI with respect to AWI insurance policies shall be governed by Section 5.1 of the Separation and Distribution Agreement.

Section 7.07 Insurance Contracts. To the extent that any AWI Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for AFI (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both AWI and AFI for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

Section 7.08 Third-Party Vendors. To the extent that any AWI Welfare Plan is administered by a third-party vendor, the Parties will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for AFI and to maintain any pricing discounts or other preferential terms for both AWI and AFI for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.08.

Section 7.09 AFI Retained Welfare Plans. As of the Effective Time, the AFI Group shall retain sponsorship of the Welfare Plans listed on Schedule 7.09 (the “AFI Retained Welfare Plans”), and, from and after the Effective Time, all Liabilities thereunder shall be Liabilities of the AFI Group.

ARTICLE VIII

NON-U.S. EMPLOYEES

Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, AWI and AFI (acting directly or through members of the AWI Group or the AFI Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, AWI shall transfer to AFI any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to AFI Group Employees and Former AFI Group Employees and other records reasonably required by AFI to enable AFI properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records after the Effective Time will be provided to members of the AWI Group and members of the AFI Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, AWI and AFI shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 9.02 Preservation of Rights to Amend. The rights of each member of the AWI Group and each member of the AFI Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03 Fiduciary Matters. AWI and AFI each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.04 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement and the Exhibits, Schedules and appendices hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) AWI represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and AFI represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format

(PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.06 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.07 Assignability. The assignability provisions set forth in Section 10.3 of the Separation and Distribution Agreement shall apply to this Agreement.

Section 9.08 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect AWI’s, AFI’s or the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 9.09 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.09):

If to AWI (prior to the Distribution Effective Time), to:

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster PA 17604

Email: MAHershey@armstrongceilings.com

Attention: General Counsel

and

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Email: Peter.Atkins@skadden.com

   Eric.Cochran@skadden.com

Attention: Peter A. Atkins

         Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, DE 19801
Email: Steven.Daniels@skadden.com
Attention: Steven J. Daniels

If to AFI, to:

Armstrong Flooring, Inc.
P.O. Box 3025
Lancaster, PA 17604
E-mail: CSParisi@armstrongflooring.com
Attention: General Counsel

with a copy (prior to the Distribution Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email: Peter.Atkins@skadden.com
Eric.Cochran@skadden.com
Attention:	Peter A. Atkins
Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, DE 19801
Email: Steven.Daniels@skadden.com
Attention: Steven J. Daniels

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of any such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.11 Force Majeure. The Force Majeure provision set forth in Section 10.7 of the Separation and Distribution Agreement shall apply to this Agreement.

Section 9.12 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect thereafter.

Section 9.14 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.15 Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.16 Specific Performance. Subject to Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 9.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.18 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Lancaster, Pennsylvania; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to APRIL 1, 2016.

Section 9.19 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither AFI or any member of the AFI Group, on the one hand, nor AWI or any member of the AWI Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 9.20 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Brian L. MacNeal
Name: Brian L. MacNeal
Title: Authorized Officer

ARMSTRONG FLOORING, INC.

By:	/s/ John W. Thompson
Name: John W. Thompson
Title: Authorized Officer

[Signature Page to Employee Matters Agreement]